EXHIBIT 99.1

Contact:

Budd Zuckerman

Genesis Select Corporation

(303) 415-0200

PCM REPORTS FIRST QUARTER RESULTS

Highlights (Continuing Operations for First Quarter 2015 compared to First Quarter 2014):

•                  Net sales: decreased 9% to $296.0 million

•                  Gross profit: decreased 20% to $39.1 million

•                  Gross profit margin: decreased to 13.2% from 15.0%

•                  Operating loss of $5.2 million Q1 2015 vs. operating profit of $6.1 million in Q1 2014

•                  Adjusted EBITDA: loss of $1.4 million vs. earnings of $8.9 million in Q1 2014

•                  Generated $8.5 million of operating cash flow during the quarter

•                  Repurchased 74,414 shares at an average price of $9.52

•                  Repurchased over 160,000 shares in April at an average price of $9.55

•                  Diluted earnings per share (EPS) from continuing operations: a loss of $0.29

•                  Adjusted EPS from continuing operations, excluding severance and restructuring related costs: a loss of $0.24

•                  Announced $10 million increase to share buyback program

El Segundo, California — April 29, 2015 — PCM, Inc. (NASDAQ: PCMI), a leading technology solutions provider, today reported financial results for the first quarter of 2015. Consolidated net sales in Q1 2015 were $296.0 million, a decrease of $29.3 million, or 9%, from $325.3 million in Q1 2014. Consolidated gross profit for Q1 2015 was $39.1 million, a decrease of $9.6 million, or 20%, from $48.7 million in Q1 2014. Consolidated gross profit margin was 13.2% in Q1 2015 compared to consolidated gross profit margin of 15.0% in Q1 2014. Adjusted EBITDA (as defined below), excluding $1.1 million and $0.2 million of severance and restructuring related costs for Q1 2015 and Q1 2014, respectively, was a loss of $1.4 million compared to earnings of $8.9 million in Q1 2014. Consolidated operating loss for Q1 2015 was $5.2 million compared to a consolidated operating profit of $6.1 million for Q1 2014. Consolidated loss from continuing operations was $3.5 million in Q1 2015 compared to consolidated income from continuing operations of $3.0 million for Q1 2014. Consolidated net loss (including discontinued operations) was $3.6 million in Q1 2015 compared to consolidated net income of $2.9 million for Q1 2014. Diluted EPS from continuing operations for Q1 2015 was a loss of $0.29 compared to earnings of $0.24 for Q1 2014. Excluding severance and restructuring related costs, adjusted EPS from continuing operations for Q1 2015 was a loss of $0.24 compared to earnings of $0.25 for Q1 2014.

Commenting on the Company’s results, Frank Khulusi, Chairman and CEO of PCM, Inc., said, “As we previously commented in our fourth quarter conference call regarding our expectations for the first quarter 2015, our 2015 results were negatively impacted by purchasing levels of several of our enterprise customers, and changes we have made in our sales organization that have shifted management responsibilities, realigned certain business units and sales territories, and introduced a new sales teaming model. While we are never happy with a sales decline, we feel the changes we are making are necessary to achieve the strong growth that I expect PCM to deliver in the future. To that end, as these changes have begun to take hold, we are very pleased that we are experiencing meaningful growth in demand in our Commercial and Public Sector segments beginning in March. We also are very proud of our team successfully closing our largest acquisition to date on April 1, 2015, purchasing the assets of En Pointe Technologies Sales, Inc., one of the nation’s largest system integrators and software licensing solution providers.”

Khulusi concluded, “We see very exciting times ahead of us as these changes take hold and as we digest the En Pointe acquisition. We expect strong growth in our top and bottom line starting in the second quarter. We expect our adjusted EPS to be in the range of $0.20 to $0.24 per share in the second quarter and to exceed $1.00 per share for the twelve-month period beginning in the second quarter. We believe that PCM is better positioned than ever, and we are laser-focused on driving shareholder value well above current levels.”

Jay Miley, President of PCM, Inc., said, “We have frequently suggested that our transformation towards a leading value-added IT solution provider is a journey, not an event, and we are well on our way. To that end, we saw strength in the first quarter in sales of software and servers, which were up 11% and 46%, respectively. In addition to continuing with our meaningful transformation, we have also been busy focusing on streamlining the business to create an efficient engine to support profitable growth. In that regard, in addition to the changes Frank discussed, we also set in motion a plan to reduce our operating expenses by an annualized $6.6 million during the quarter. We incurred approximately $1.1 million of severance and restructuring related charges in Q1 2015, and we should see the benefits of these savings in the quarters to come. ”

On April 28, 2015, our Board of Directors approved a $10 million increase to our discretionary stock repurchase program originally adopted in October 2008 (the “Stock Repurchase Program”). Previously, on September 13, 2012, our Board of Directors approved a $10 million increase to our Stock Repurchase Program. Since the inception of the program through April 28, 2015, we repurchased an aggregate total of 3,310,268 shares of our common stock for a total cost of $18.7 million. As a result of the latest $10 million increase to our Stock Repurchase Program, as of April 28, 2015, we had $11.3 million available in stock repurchases, subject to any limitations that may apply from time to time under our credit facility agreement dated December 14, 2010, as amended.

Results of Operations

Net Sales

The following table presents our net sales by segment for the periods presented (in thousands):

	Three Months Ended March 31,
	2015		2014
	Net Sales	Percentage of Total Net Sales	Net Sales	Percentage of Total Net Sales	Dollar Change	Percent Change
Commercial	$236,534	80%	$252,121	78%	$(15,587)	(6)%
Public Sector	36,601	12	36,420	11	181	1
MacMall	22,834	8	36,799	11	(13,965)	(38)
Corporate & Other	(10)	—	(3)	—	(7)	NM (1)
Consolidated	$295,959	100%	$325,337	100%	$(29,378)	(9)%

(1)  Not meaningful.

Consolidated net sales were $296.0 million in Q1 2015 compared to $325.3 million in Q1 2014, a decrease of $29.3 million or 9%, 4% of which was due to an increase in sales reported on a net basis. Consolidated sales of services were 8% and 9% of net sales in each of Q1 2015 and Q1 2014.

Commercial net sales were $236.5 million in Q1 2015 compared to $252.1 million in Q1 2014, a decrease of $15.6 million or 6%. Commercial net sales were negatively impacted by reductions in sales to several of our enterprise customers in the earlier part of the quarter as well a shift in sales mix towards products reported on a net basis, which contributed 5% of the Commercial net sales decline. Sales to enterprise customers improved on a year over year basis in the latter part of the quarter.

Public Sector net sales were $36.6 million in Q1 2015 compared to $36.4 million in Q1 2014, an increase of $0.2 million, or 1%. This increase in Public Sector net sales was due to a $0.6 million, or 3%, increase in sales in our federal government business, partially offset by a $0.4 million, or 3%, decrease in our state and local government and educational institutions business (SLED) sales.

MacMall net sales were $22.8 million in Q1 2015 compared to $36.8 million in Q1 2014, a decrease of $14.0 million, or 38%. The decrease in MacMall net sales was primarily due to a non-repeat in Q1 2015 of the large end-of-life Apple inventory sales in Q1 2014 as well as continued pricing pressure from large online and retail competitors.

Gross Profit and Gross Profit Margin

Consolidated gross profit was $39.1 million in Q1 2015, a decrease of $9.6 million, or 20%, from $48.7 million in Q1 2014. Consolidated gross profit margin decreased to 13.2% in Q1 2015 from 15.0% in Q1 2014. The decrease in consolidated gross profit and gross profit margin was primarily due to lower selling margin and a $3.3 million decline in volume incentive based vendor consideration, which impacted our gross margin by 85 basis points.  This $3.3 million decline was primarily associated with decreased hardware sales to our enterprise customers discussed above, which caused us not to earn certain volume incentives from certain of our largest venders. The decrease in consolidated gross profit margin was partially offset by a 41 basis point increase in gross profit margin related to sales accounted for on a net basis.

Selling, General & Administrative Expenses

Consolidated SG&A expenses were $44.3 million in Q1 2015 compared to $42.6 million in Q1 2014, an increase of $1.7 million, or 4%. Consolidated SG&A expenses as a percentage of net sales increased to 15.0% in Q1 2015 from 13.1% in Q1 2014. The increase in consolidated SG&A expenses in Q1 2015 was primarily due to an increase in personnel costs of $1.7 million, which was related to an increase in sales headcount including software sales, advanced solutions and our new Austin office, and $0.8 million increase in severance costs related to our cost reduction initiative.

Operating Profit (Loss)

The following table presents our operating profit (loss) and operating profit margin by segment for the periods presented (in thousands):

	Three Months Ended March 31,								Change in
	2015			2014			Change in		Operating
	Operating	Operating Profit		Operating	Operating Profit		Operating Profit (Loss)		Profit Margin
	Profit (Loss)	Margin(1)		Profit (Loss)	Margin(1)		$	%	%
Commercial	$7,819	3.3%		$17,658	7.0%		$(9,839)	(56)%	(3.7)%
Public Sector	675	1.8		574	1.6		101	18	0.2
MacMall	(70)	(0.3)		821	2.2		(891)	(109)	(2.5)
Corporate & Other	(13,631)	(4.6	)(1)	(12,925)	(4.0	)(1)	(706)	5	(0.6	)(1)
Consolidated	$(5,207)	(1.8)%		$6,128	1.9%		$(11,335)	(185)%	(3.7)%

(1) Operating profit margin for Corporate & Other is computed based on consolidated net sales. Operating profit margin for each of the other segments is computed based on the respective segment’s net sales.

Consolidated operating loss was $5.2 million in Q1 2015 compared to consolidated operating profit of $6.1 million in Q1 2014, a reduction of $11.3 million.

Commercial operating profit was $7.8 million in Q1 2015 compared to $17.7 million in Q1 2014, a decrease of $9.9 million, or 56%. The decrease in Commercial operating profit was primarily due to a $7.8 million decrease in Commercial gross profit and a $1.4 million increase in personnel costs, which included a $0.3 million increase in severance costs related to our cost reduction initiative.

Public Sector operating profit was $0.7 million in Q1 2015 compared to $0.6 million in Q1 2014, an increase of $0.1 million, or 18%. The increase in Public Sector operating profit was primarily due to a decrease of $0.3 million in variable fulfillment expenses, partially offset by a $0.2 million decrease in Public Sector gross profit.

MacMall operating loss was $0.1 million in Q1 2015 compared to an operating profit of $0.8 million in Q1 2014, a decrease of $0.9 million, or 109%, primarily due to a $1.6 million decrease in MacMall gross profit, partially offset by a $0.3 million decrease in legal settlement and a $0.3 million decrease in credit card related expenses.

Corporate & Other operating expenses include corporate related expenses such as legal, accounting, information technology, product management and certain other administrative costs that are not otherwise included in our reportable operating segments. Corporate & Other operating expenses were $13.6 million in Q1 2015 compared to $12.9 million in Q1 2014, an increase of $0.7 million, or 5%, primarily due to a $0.6 million increase in personnel costs, which included a $0.5 million increase in severance costs related to our cost reduction initiative.

Consolidated Balance Sheet and Cash Flow

We generated cash flow from operations for the three months ended March 31, 2015 of $8.5 million, compared to cash provided by operations for the three months ended March 31, 2014 of $17.9 million. Accounts receivable at March 31, 2015 was $187.6 million, a decrease of $12.0 million from December 31, 2014. Inventory at March 31, 2015 was $42.9 million, a decrease of $7.7 million from December 31, 2014. Accounts payable at March 31, 2015 was $117.5 million, a decrease of $4.8 million from December 31, 2014. We invested in capital expenditures during the three months ended March 31, 2015 totaling $13.9 million compared to capital expenditures of $8.1 million during the three months ended March 31, 2014. The increase in capital expenditures during the three months ended March 31, 2015 was primarily due to the purchase of real property in Irvine, California for $5.8 million and Lewis Center, Ohio for $6.0 million, as well as expenditures relating to investments in our IT infrastructure and the creation of enhanced electronic tools for our account executives and sales support staff. A portion of the purchase price of the two real properties was financed through notes payable totaling $9.5 million during the three months ended March 31, 2015. Outstanding borrowings under our line of credit decreased by $3.6 million to $49.2 million at March 31, 2015 compared to December 31, 2014. Working capital decreased to $53.2 million at March 31, 2015 from $63.4 million at December 31, 2014.

Account Executive Headcount

The following table presents our average account executive headcount, by segment, for our continuing operations for the periods presented:

	Three Months Ended
Average Account Executive	March 31,
Headcount By Segment(1):	2015	2014
Commercial	539	467
Public Sector	110	102
MacMall	67	84
Total	716	653

(1)    Headcount numbers are calculated based on an average of all sales executives and trainees employed during the period.

Product Sales Mix

The following table sets forth our net billed sales by major categories as a percentage of total net billed sales for the periods presented, determined based upon our internal product code classifications, and excluding the results of our discontinued operations, which are discussed above.

	Three Months Ended March 31,		Y/Y Sales
Product Sales Mix:	2015	2014	Growth
Software (1)	19%	16%	11%
Notebooks	14	18	(23)
Networking	9	11	(26)
Desktops	9	12	(31)
Delivered services	8	9	(13)
Manufacturer service and warranty (1)	7	5	31
Tablets	6	5	(22)
Displays	5	4	3
Servers	4	3	46
Storage	4	4	(13)
Accessories	3	3	(1)
Input devices	3	2	53
Other (2)	9	8	(1)
Total	100%	100%

(1)  Software, including software licenses, maintenance and enterprise agreements, and manufacturer service and warranties are shown, for purposes of this table, on a gross sales billed to customers basis, net of returns and do not reflect the net down impact related to revenue recognition for sales of such products.

(2)  All other includes power, printers, supplies, consumer electronics, memory, iPod/MP3 and miscellaneous other items.

Non-GAAP Measure

We are presenting earnings before interest, taxes, depreciation and amortization expenses (EBITDA), adjusted EBITDA and non-GAAP EPS (adjusted EPS), which are financial measures that are not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP. Adjusted EBITDA and adjusted EPS remove the effect of severance and restructuring related expenses related to our cost reduction initiative and other uncommon, non-recurring or special items. EBITDA, adjusted EBITDA and adjusted EPS should be used in conjunction with other GAAP financial measures and are not presented as an alternative measure of operating results, as determined in accordance with GAAP. We believe that these non-GAAP measures allow a more meaningful comparison of our operating performance trends to both management and investors that is more indicative of our consolidated operating results across reporting periods. Depreciation and amortization expenses primarily represent an allocation to current expense of the cost of historical capital expenditures and for acquired intangible assets resulting from prior business acquisitions. A reconciliation of the non-GAAP consolidated financial measures is included in a table below.

Conference Call

Management will hold a conference call, which will be webcast, on April 29, 2015 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss its first quarter results. To listen to PCM management’s discussion of its first quarter results live, access http://investor.pcm.com/events.cfm.

The archived webcast can be accessed at www.investor.pcm.com under “Events & Presentations.” A replay of the conference call by phone will be available from 7:30 p.m. ET on April 29, 2015 until May 5, 2015 and can be accessed by calling (855) 859-2056 (International (404) 537-3406) and inputting pass code 37420202.

About PCM, Inc.

PCM, Inc., through its wholly-owned subsidiaries, is a leading technology solutions provider to small and medium sized businesses, mid-market and enterprise customers, government and educational institutions and individual consumers. In the 12 months ended March 31, 2015, we generated approximately $1.3 billion in revenue and now have approximately 2,700 employees, 66% of which are in sales or service positions. For more information please visit investor.pcm.com or call (310) 354-5600.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future, including but not limited to, statements related to the impact of strategic investments; potential of changes in management responsibilities, realignment of business units, changes in sales territories, a new sales teaming model or other changes in the sales and services organizations to drive growth; other opportunities for growth and improvement in shareholder value; expectations of growth in top or bottom line operating resulting; expectations of earnings per share; statements regarding our positioning for future growth; statements regarding benefits or expectations related to the En Pointe acquisition; and statements regarding the creation of an efficient engine to support profitable growth. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation risks and uncertainties related to the following: our ability to attract and retain key employees; our ability to receive expected returns on changes in our sales and services organizations or strategic investments, including without limit, investments in advanced technology solutions and services; risks associated with our ability to integrate our En Pointe acquisition; availability of key vendor incentives and other vendor assistance; our IT infrastructure; the relationship between the number of our account executives and productivity; decreased sales related to any of our segments, including but not limited to, potential decreases in sales resulting from the loss of or a reduction in purchases from significant customers; possible discontinuance of IT licenses used to operate our business which are provided by vendors; increased competition, including, but not limited to, increased competition from direct sales by some of our largest vendors and increased pricing pressures which affect our pricing strategy in any given period; the effect of our pricing strategy on our operating results; potential decreases in sales related to changes in our vendors products; the potential lack of availability of government funding applicable to our PCMG contracts; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; business and other conditions in the Asia Pacific region and the related effects on our Philippines operations; increased expenses, including, but not limited to, interest expense, foreign currency transaction gains/losses, and other expenses which may increase as a result of future inflationary pressures; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; shifts in market demand or price erosion of owned inventory; risks related to foreign currency fluctuations; warranties and indemnities we may be required to provide to third parties through our commercial contracts; data security; litigation by or against us; and availability of financing, including availability under our existing credit lines. Additional factors that could cause our actual results to differ are discussed under the heading “Risk Factors” in Item 1A, Part I of our Form 10-K for the year ended December 31, 2014, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

-Financial Tables Follow-

PCM, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2015	2014
Net sales	$295,959	$325,337
Cost of goods sold	256,854	276,632
Gross profit	39,105	48,705
Selling, general and administrative expenses	44,312	42,577
Operating profit (loss)	(5,207)	6,128
Interest expense, net	771	943
Income (loss) from continuing operations before income taxes	(5,978)	5,185
Income tax expense (benefit)	(2,454)	2,151
Income (loss) from continuing operations	(3,524)	3,034
Loss from discontinued operations, net of taxes	(31)	(147)
Net income (loss)	$(3,555)	$2,887

Basic and Diluted Earnings (Loss) Per Common Share
Basic EPS:
Income (loss) from continuing operations	$(0.29)	$0.25
Loss from discontinued operations, net of taxes	—	(0.01)
Net income (loss)	$(0.29)	$0.24

Diluted EPS:
Income (loss) from continuing operations	$(0.29)	$0.24
Loss from discontinued operations, net of taxes	—	(0.01)
Net income (loss)	$(0.29)	$0.23

Weighted average number of common shares outstanding:
Basic	12,230	11,932
Diluted	12,230	12,715

PCM, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO

CONSOLIDATED OPERATING PROFIT (LOSS) AND

INCOME (LOSS) FROM CONTINUING OPERATIONS

(unaudited, in thousands except per share amounts)

	Three Months Ended March 31,
	2015	2014
EBITDA(a):
Consolidated operating profit (loss)	$(5,207)	$6,128
Add: Consolidated depreciation expense	2,613	2,485
Consolidated amortization expense	86	88
EBITDA	$(2,508)	$8,701

Adjusted EBITDA
EBITDA	$(2,508)	$8,701
Add: Severance & restructuring related costs(b)	1,084	167
Adjusted EBITDA	$(1,424)	$8,868

Consolidated income (loss) from continuing operations:
Consolidated income (loss) from continuing operations before income taxes	$(5,978)	$5,185
Less: Income tax expense (benefit)	(2,454)	2,151
Consolidated income (loss) from continuing operations	$(3,524)	$3,034

Consolidated income (loss) from continuing operations before income taxes	$(5,978)	$5,185
Add: Severance & restructuring related costs(b)	1,084	167
Adjusted income (loss) from continuing operations before income taxes	(4,894)	5,352
Less: Adjusted income tax expense (benefit)	(2,009)	2,220
Non-GAAP consolidated income (loss) from continuing operations	$(2,885)	$3,132

Diluted earnings per share:
GAAP diluted EPS
Consolidated income (loss) from continuing operations	$(0.29)	$0.24
Non-GAAP diluted EPS
Non-GAAP consolidated income (loss) from continuing operations	$(0.24)	$0.25

Diluted weighted average number of common shares outstanding	12,230	12,715

(a)         EBITDA — earnings from continuing operations before interest, taxes, depreciation and amortization.

(b)         Includes employee severance related costs related to our cost reduction initiative.  Also included in the three months ended March 31, 2015 is $0.1 million of lease related costs.

PCM, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	March 31,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$7,289	$8,892
Accounts receivable, net of allowances of $410 and $426	187,575	199,604
Inventories	42,939	50,687
Prepaid expenses and other current assets	10,047	15,936
Deferred income taxes	4,857	3,922
Current assets of discontinued operations	429	26
Total current assets	253,136	279,067
Property and equipment, net	86,137	74,368
Goodwill	25,510	25,510
Intangible assets, net	4,587	4,673
Other assets	6,295	5,558
Non-current assets of discontinued operations	—	14
Total assets	$375,665	$389,190

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$117,509	$122,333
Accrued expenses and other current liabilities	24,716	26,107
Deferred revenue	3,891	10,089
Line of credit	49,240	52,795
Notes payable — current	4,091	3,741
Current liabilities of discontinued operations	486	577
Total current liabilities	199,933	215,642
Notes payable and other long-term liabilities	34,993	28,015
Deferred income taxes	12,167	12,217
Total liabilities	247,093	255,874
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 15,789,497 and 15,758,714 shares issued; and 12,223,919 and 12,267,550 shares outstanding	16	16
Additional paid-in capital	121,270	120,915
Treasury stock, at cost: 3,565,578 and 3,491,164 shares	(18,192)	(17,472)
Accumulated other comprehensive income	117	941
Retained earnings	25,361	28,916
Total stockholders’ equity	128,572	133,316
Total liabilities and stockholders’ equity	$375,665	$389,190

PCM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Three Months ended March 31,
	2015	2014
Cash Flows From Operating Activities
Net income (loss)	$(3,555)	$2,887
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,699	2,760
Provision for deferred income taxes	(1,031)	130
Excess tax benefit related to stock option exercises	(6)	(205)
Non-cash stock-based compensation	421	331
Change in operating assets and liabilities:
Accounts receivable	11,619	18,697
Inventories	7,755	45,314
Prepaid expenses and other current assets	5,627	4,360
Other assets	(821)	(647)
Accounts payable	(5,578)	(52,110)
Accrued expenses and other current liabilities	(2,404)	1,621
Deferred revenue	(6,197)	(5,201)
Total adjustments	12,084	15,050
Net cash provided by operating activities	8,529	17,937
Cash Flows From Investing Activities
Purchases of property and equipment	(13,930)	(8,108)
Net cash used in investing activities	(13,930)	(8,108)
Cash Flows From Financing Activities
Net payments under line of credit	(3,555)	(20,185)
Payments for deferred financing costs	(174)	—
Borrowings under notes payable	9,506	4,208
Payments under notes payable	(1,006)	(322)
Change in book overdraft	706	1,471
Payments of obligations under capital lease	(587)	(798)
Proceeds from stock issued under stock option plans	26	3,151
Excess tax benefit related to stock option exercises	6	205
Common shares repurchased and held in treasury	(720)	—
Net cash provided by (used in) financing activities	4,202	(12,270)
Effect of foreign currency on cash flow	(404)	(149)
Net change in cash and cash equivalents	(1,603)	(2,590)
Cash and cash equivalents at beginning of the period	8,892	9,992
Cash and cash equivalents at end of the period	$7,289	$7,402
Supplemental Cash Flow Information
Interest paid	$788	$937
Income taxes paid	215	2,379
Supplemental Non-Cash Investing and Financing Activities
Financed purchase of property and equipment	$453	$2,678
Deferred financing costs	174	—